Exhibit 10.41

AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE (hereinafter referred to as “Agreement”) is made and entered into this 2nd day of March, 2010, by and between Richard H. Chibnall (hereinafter “Releasee”), on his/her own behalf and KV PHARMACEUTICAL COMPANY (hereinafter “KV”).

WHEREAS Releasee’s employment ended on February 19, 2010, and he/she has received all contractual benefits due; and

WHEREAS KV is desirous of providing Releasee severance benefits in exchange for the promises he/she makes herein; and

WHEREAS it is the desire of the parties, among other things, to resolve any inchoate disputes between the parties relating to the terms of his/her employment and severance therefrom, and to provide payments to Releasee in exchange for which he/she makes certain pledges specified below;

NOW THEREFORE, in consideration of the promises and the covenants and representations made herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Releasee hereby releases and relinquishes any and all claim of right to employment with, reinstatement, recall, seniority and any right to future employment with KV and any and all entities owning or owned by KV and any successors or assigns to KV.

2. Releasee hereby releases KV and any and all entities owning or owned by KV and any successors or assigns to KV from any and all claims arising out of his/her previous employment with KV including, but not limited to, any claims in the nature of claims for any tort and/or compensatory damages arising out of any act alleged to have occurred or not occurred during his/her employment relationship including but not limited to any and all claims for damages under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1886, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and any and all claims generally arising from either Titles 29 or 42 of the United States Code, as well as but not limited to, any right, claim or cause of action, under the laws of the State of Missouri, the Missouri Human Rights Act, Chapter 213, RSMo., the Missouri Service Letter Statute, Chapter 290.140, RSMo., as well as all actions arising under federal, state or local law or regulation and all actions at common law, including contract claims and tort claims at common law, such as, but not limited to, defamation. Releasee further releases KV from any and all claims arising as a result of the circumstances leading to and Releasee’s severance from employment.

Other than as required by law or under power of subpoena, Releasee agrees not to assist, provide information acquired up to the date of this Agreement, aid, or in any way cooperate with anyone seeking to pursue claims against or otherwise litigate or initiate or file any claims or actions against KV other than claims advanced under the auspices of an Equal Employment Opportunity Commission (“EEOC”) investigation, hearing or proceeding. Specifically, Releasee agrees not to volunteer, provide information acquired up to the date of this Agreement, or cooperate with anyone intending to pursue any claim against KV other than claims advanced in an EEOC investigation, hearing or proceeding. Releasee agrees that he/she will not provide any third party with any information, statements, or anything else acquired up until the date of this Agreement which would be considered assistance to them in their efforts to pursue claims, other than claims advanced in an EEOC investigation, hearing or proceeding, against KV, whether in tort or in contract or pursuant to any other applicable theory of law or equity.

3. By execution of this Agreement, Releasee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and:

(a) Releasee acknowledges that his/her waiver of rights or claims arising under the ADEA is in writing and is understood by Releasee;

(b) Releasee expressly understands that this waiver refers to rights or claims arising under the ADEA;

(c) Releasee expressly understands that by execution of this Agreement, Releasee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed;

(d) Releasee acknowledges that the waiver of his/her rights or claims arising under the ADEA is in exchange for the consideration provided for and stated herein, which is beyond that to which Releasee is entitled, which is necessarily stated for ADEA and OWBPA purposes;

(e) Releasee acknowledges that KV expressly advised him/her on February 11, 2010 to consult with an attorney of his/her choosing prior to executing this Agreement;

(f) Releasee has been advised by KV that he/she is given a period not less than twenty-one (21) days from the date of receipt of this document, within which to consider this Agreement.

(g) Releasee acknowledges he/she has been advised by KV that he/she is entitled to revoke (in the event she executes this Agreement) his/her waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired;

(h) Releasee understands that this waiver is not requested in connection with an exit incentive or other employment termination program;

(i) The parties agree that should Releasee exercise his/her right to revoke the waiver under subparagraph (h) hereof, this entire Agreement and its obligations are null and void and of no effect; and

(j) Releasee acknowledges, notwithstanding any other provision of this Agreement to the contrary, that no sums or benefits due him/her hereunder shall be paid or provided until the revocation period specified in subparagraph (g) hereof has expired or has been waived.

4. In accordance with the KV Pharmaceutical Company Employment and Confidential Information Agreement dated December 22, 1995, as amended, (the “Employment Agreement”) KV agrees to make severance payments to Releasee under Section 5(B) of the Amendment dated April 1, 2005. In exchange for all the promises made by Releasee under this Agreement and Release, KV further agrees to amend the Employment Agreement to exclude from the six month delay in the commencement of the payment of severance benefits, any severance that is excepted from the coverage of Section 409A of the Internal Revenue Code and additionally shall pay to Releasee the equivalent of one month of salary in the amount of $21,021, less standard withholdings, such amount to be paid at the end of the month in the month immediately following the last month in which payments are made pursuant to Releasee under the Employment Agreement. KV further agrees that upon inquiry from any potential employer or other legitimate inquiry, no statement shall be made concerning his/her period of employment or conclusion thereof, except to state the dates of his/her employment and the title of his/her last position.

5. The Parties above named to this Agreement and Release agree that this Agreement and Release shall be considered confidential and shall not be disclosed, mentioned or uttered to any person or organization in any manner whatsoever except that Releasee may make the terms of this Agreement known to assure his/her compliance with the law, and except as otherwise provided by law.

6. This Agreement and Release reflects the Parties’ entire Agreement, and it merges all prior and existing Agreements, representations and understandings between the Parties.

7. The laws of the State of Missouri shall govern the interpretation of this Agreement and Release.

8. Releasee acknowledges he/she has read the provisions of this Agreement and Release, that the only consideration for his/her signing this Agreement and Release are the terms stated above, that no other promise or agreement of any kind has been made to him/her by any person or entity whatsoever to cause him/her to sign this Agreement and Release, that he/she is competent to execute this Agreement and Release, that he/she hereby is advised to and has reviewed this Agreement and Release with his/her attorney unless he/she waives this right and fully understands its meaning and intent, and that he/she agrees to all of its terms of his/her own free will.

IN WITNESS OF THIS AGREEMENT AND RELEASE, THE PARTIES HAVE EXECUTED IT BELOW.

By:	/s/ Richard H. Chibnall	3/2/2010
Date

KV PHARMACEUTICAL COMPANY

By:	/s/ Janice C. Forsyth	3/18/10
	Janice C. Forsyth	Date